UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2015

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 18, 2015, MGP Ingredients, Inc. (the "Company") announced the election of David Colo to the Board of Directors of the Company. Mr. Colo was elected to the Board by the Company's preferred stockholders at a special meeting of preferred stockholders held on August 17, 2015.
Mr. Colo was elected to fill a vacancy created by the resignation of Cloud L. "Bud" Cray from the Board.
Mr. Colo, 52 years old, has served as executive vice president and chief operating officer of Diamond Foods, Inc., since June 2013. Mr. Colo joined Diamond Foods in June 2012 as executive vice president of global operations and supply chain. For the three years prior to joining Diamond Foods, Mr. Colo served as an independent industry consultant focusing on organizational optimization and planning.
There are no arrangements or understandings between Mr. Colo and any other persons pursuant to which he was selected as a director. There are also no family relationships between Mr. Colo and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Attached as Exhibit 99.1, and incorporated into this Item 5.02 by reference, is a press release related to the election of Mr. Colo as a director of the Company.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated August 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: August 20, 2015    By:/s/ Augustus C. Griffin
Augustus C. Griffin